UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2014

JANEL WORLD TRADE, LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

150-14 132nd Avenue, Jamaica, New York 11434

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (718) 527-3800

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

As disclosed in previous Current Reports on Form 8-K filed on April 2, 2014 and September 16, 2014, Janel World Trade, Ltd. (the “Company”) and certain of its wholly-owned subsidiaries (“Janel Borrowers”) are party to a Loan and Security Agreement, as amended, with Presidential Financial Corporation (“Presidential”), pursuant to which the Janel Borrowers were permitted to borrow up to $5 million, with an advance rate of 85% of the Janel Borrowers’ aggregate outstanding eligible accounts receivable, subject to adjustment as set forth in the Loan and Security Agreement. On September 25, 2014, the borrowing limit was temporarily increased from $5.0 million to $5.5 million, limited to 85% of the Janel Borrowers’ aggregate outstanding eligible accounts receivable, which temporary increase expired on October 9, 2014 (as disclosed in the Company’s Current Report on Form 8-K filed on September 30, 2014).  On October 9, 2014, the Janel Borrowers and Presidential entered into a Third Amendment to the Loan and Security Agreement (the “Loan Amendment”), pursuant to which the borrowing limit was increased from $5.0 million to $7.0 million, limited to 85% of the Janel Borrowers’ aggregate outstanding eligible accounts receivable. The Janel Borrowers issued an Amended and Restated Demand Secured Promissory Note (“Amended Note”) for the increased credit facility.

The foregoing description of the Loan Amendment and Amended Note are qualified in their entirety by the terms of the Loan Amendment and Amended Note attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
10.1

Third Amendment to the Loan and Security Agreement and Demand Secured Promissory Note, dated October 9, 2014, by and among Janel World Trade, Ltd., The Janel Group of New York, The Janel Group of Illinois, The Janel Group of Georgia, The Janel Group of Los Angeles, Janel Ferrara Logistics, LLC, Alpha International, LP, PCL Transport, LLC and Presidential Financial Corporation.

10.2	Amended and Restated Demand Secured Promissory Note made by Janel World Trade, Ltd. in favor of Presidential Financial Corporation, dated October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL WORLD TRADE, LTD.
(Registrant)

Date: October 14, 2014	By:	/s/ William J. Lally
William J. Lally
Chief Executive Officer